ELECTROMAGNETIC SCIENCES, INC.

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON APRIL 26, 1996


     Notice is hereby given that the Annual Meeting of Shareholders of Electromagnetic Sciences,Inc. (the "Company") will be held at 4:00 p.m. local Atlanta time on April 26, 1996, at the Atlanta Marriott Norcross, 475 Technology Parkway, N.W.,
Norcross, Georgia, for the following purposes:

     (1) To elect seven members of the Board of Directors to serve during the ensuing year; and

     (2) To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only holders of record of common stock of the Company at the close of business on March 8, 1996, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

                              By Order of the Board of Directors,


                              WILLIAM S. JACOBS, Secretary

Norcross, Georgia
March 22, 1996




WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS
IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.   IF YOU DO ATTEND
THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.


                    ELECTROMAGNETIC SCIENCES, INC.
                         660 Engineering Drive,
            Technology Park/Atlanta, Norcross, Georgia 30092

                           PROXY STATEMENT

              FOR THE ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON APRIL 26, 1996

                         GENERAL INFORMATION

Shareholders' Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Electromagnetic Sciences, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held at 4:00 p.m. local Atlanta time on April 26, 1996, at the Atlanta Marriott Norcross, Norcross, Georgia. This Proxy Statement is being mailed to shareholders on approximately March 25, 1996.

Matters to be Acted Upon

     The following matters will be acted upon at the Annual Meeting of Shareholders:

     (1) The election of seven members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified; and

     (2) The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Revocation of Proxies

     A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia, 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.

Voting of Proxies

     When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the seven nominees for election to the Board of Directors. The Board of Directors does not know of any other business to be brought before the Meeting, but it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

     Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 8, 1996, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 8, 1996, there were 7,465,646 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

     The cost of soliciting proxies will be borne by the Company.
Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or personal interview.

1997 Shareholder Proposals

     Any proposals by shareholders intended for presentation at the 1997 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 1, 1996, in order to be included in the proxy materials for that Meeting.


                                            ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set
that number at seven.   Unless otherwise directed, it is the
intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the seven persons named below as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any of the named nominees should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

     Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Shares for which authority to cast a favorable vote is affirmatively withheld will be treated as voting shares in determining whether the requisite plurality has been achieved.

     The table on the following page lists the nominees and their ages, their other positions with the Company, their principal occupations at present and during the past five years, and the year each was first elected as a director. All nominees are currently directors of the Company and were elected by the shareholders at the last Annual Meeting.

                                                           Year First
Name and Principal Occupations                              Elected
for the Last Five Years                         Age         Director


Anthony J. Iorillo                              58           1995
  Chairman of the Board, American
  Mobile Satellite  Corporation,
  Reston, Virginia, a major provider of
  satellite-based communications for
  ground vehicles, ships and aircraft
  in the United States and surrounding
  areas and waters (since 1994).
  Previously, and until his retirement
  in 1994, Mr. Iorillo was a Senior Vice
  President of Hughes Aircraft Company and
  President of Hughes Telecommunications
  and Space Sector, El Segundo, California, a leading supplier and operator of communications satellites and related network equipment. Mr. Iorillo is also a director of Ortel Corp.

Jerry H. Lassiter                               65          1978
  Private investor organizing and managing interests in finance and real estate.

John H. Levergood                               61          1995
  President, Broadband Communications
  Group, Scientific-Atlanta, Inc.,
  Atlanta, Georgia,which designs and
  produces a broad range of advanced cable television equipment (since 1992).
  Previously, Mr. Levergood had served
  as a consultant to the Broadband Communi-cations Group following his retirement, in 1989, as President and Chief Operating
  Officer of Scientific-Atlanta. Mr.
  Levergood is also a director of Golden
  Poultry, Inc.

John B. Mowell                                  61          1984
  President, Mowell Financial Group, Inc.,
  Tallahassee, Florida, an investment
  counseling firm.

John E. Pippin                                  68          1968
  Chairman of the Board of the Company;
  until 1994, Dr. Pippin also served as
  Chief Executive Officer.

Don T. Scartz                                   53          1995
 Senior Vice President  and Chief
 Financial Officer, Treasurer of the
 Company.

Thomas E. Sharon                                50          1984
  President and Chief Executive Officer
  of the Company (since 1994); previously
  President and Chief Operating
  Officer of the Company.



Committees and Meetings of the Board of Directors

     The Board of Directors has designated a Compensation Committee, which during the past year has been composed of Messrs. Iorillo, Lassiter, Levergood, and Mowell. This committee reviews and recommends to the Board compensation and benefits for the Company's executive officers, administers the Company's stock option plans with respect to the participation of employees who are officers and directors, and is responsible for reviewing and approving any related party transactions involving the Company. The Compensation Committee met three times during the last fiscal year. The Board has also designated an Audit Committee composed during the past year of Messrs. Lassiter and Mowell; the principal functions of this committee, which met one time during 1995, are to meet annually with the Company's independent auditors, to review the Company's consolidated fiscal year financial statements, to review the independence, qualifications and activities of the independent auditors, and to recommend to the Board of Directors the appointment of the independent auditors. The Company does not have a separate nominating committee. The Stock Incentive Plan Committee of the Board consists of Drs. Pippin and Sharon and Messrs. Lassiter and Scartz; this committee is generally responsible for administering the Company's stock option plans with respect to the participation of employees who are not officers or directors. The Stock Incentive
Plan Committee met three times during the last fiscal year.   During
1995, the Board created the Strategic Plan Committee with the responsibility of meeting from time to time with the Company's senior officers to review and discuss the Company's strategic plan and strategic planning process. The Strategic Plan Committee consists of Dr. Pippin and Messrs. Iorillo and Levergood, and met once during the last fiscal year.

     During the last fiscal year, there were seven meetings of the Company's Board of Directors. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served.


Compensation and Other Arrangements with Directors

     Each director who is not an employee of the Company is paid $1,000 per meeting attended (excluding telephonic meetings) plus $3,000 per quarter served. Each director who is also an employee of the Company is paid $500 per meeting attended (excluding telephonic meetings) and $500 per quarter served. Committee meetings that are not held in conjunction with a full Board meeting are separately compensated at the rate of $500 per meeting. Travel expenses are paid to out-of-town directors.

     Non-employee directors receive, effective on their first date of election, an option under the 1992 Stock Incentive Plan for the purchase of 10,000 shares of common stock. These options have an exercise price equal to the fair market value of the common stock on the date of grant, and become exercisable as to 2,000 shares on the date six months following the date of grant and as to an additional 2,000 shares on each of the first through fourth anniversaries of such six-month date. However, these options become immediately exercisable in the event of a third-party tender or exchange offer for the Company's common stock, or if any person becomes the beneficial owner of 50% or more of the outstanding common stock. The exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

     During 1995, the foregoing options were automatically granted to Messrs. Iorillo and Levergood, who were first elected as directors during that year. Because Dr. Pippin was already a member of the Board of Directors at the time he retired as an employee, he did not receive the automatic option grant received by other non-employee directors. Accordingly, the Board of Directors, pursuant to the recommendation of the Compensation Committee, awarded Dr. Pippin an option, not under any plan, for 10,000 shares, on terms substantially identical to the automatically granted options (including an exercise price equal to fair market value on the date of grant, or $11.75), except that in view of Dr. Pippin's age and duties as Chairman, the options vest in three increments over three terms of service as a director.

     At the time of Dr. Pippin's retirement as CEO, he and the Company entered into a consulting arrangement under which he provides consulting services to the Company's current CEO for a period of three years. Such services are to be provided one day per week, plus additional days as requested by the CEO and agreed to by Dr. Pippin, and generally relate to the Company's strategic planning, proposed acquisitions, restructuring and integration of acquired businesses, and management organization and performance. Compensation is $5,000 per month, plus $1,000 per day for additional days. During the consulting period, Dr. Pippin will be included in the Company's group life and health insurance plans for executive officers, but will not otherwise participate in employee benefit plans. He will also continue to be provided an office and secretarial services, an automobile, and certain tax planning and return services. If during the three-year period Dr. Pippin becomes unable to provide services due to his death or disability, the basic monthly payments would be continued until the end of the three years.

     The Company has a consulting arrangement with Mr. Mowell, who provides assistance to the Company in connection with presentations to the investment community, reviews of potential financial transactions, and relations with financial analysts. For his services, Mr. Mowell receives a consulting fee of $12,000 per year plus reimbursement of expenses. The other members of the Compensation Committee have reviewed and approved the terms of this consulting arrangement.

     Dr. Pippin and Mr. Mowell have served as directors of LXE Inc., a subsidiary of the Company, since 1989. They are currently compensated as non-employee directors of LXE at the rate of $3,000 per quarter plus $1,000 per meeting attended, and $500 for attending any committee meetings not held in conjunction with a meeting of the LXE board. Dr. Pippin and Mr. Mowell also have served since 1993 as directors of CAL Corporation, another subsidiary of the Company, for which they and other non-employee directors are currently compensated at the rate of Can$1,500 per year plus Can$500 per meeting attended.



                          SECURITY OWNERSHIP

     The following table sets forth certain information concerning shares of the Company's common stock beneficially owned as of March 8, 1996, by the Company's directors and named officers, and by persons who beneficially own more than 5% of the common stock. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.

             Electromagnetic Sciences, Inc. Common Stock


                                      Amount of           Approximate
                                      Beneficial           Percent of
                                      Ownership              Class

Kopp Investment Advisors, Inc.        1,119,300 (1)          15.0%
6500 Wedgewood Road
Maple Grove, MN  55311

David A. Rocker                         810,452 (2)          10.9%
Suite 1759
45 Rockefeller Plaza
New York, NY 10111

Dimensional Fund Advisors, Inc.         677,706 (3)           9.1%
1299 Ocean Avenue
Santa Monica, CA  90401

Brinson Partners, Inc.                  634,389               8.4%
209 South LaSalle
Chicago, IL  60604-1295

Wellington Management Company           490,100               6.6%
75 State Street
Boston, MA  02109

Anthony J. Iorillo                        2,000 (4)             *
Jerry H. Lassiter                        15,672 (4)             *
John H. Levergood                         2,000 (4)             *
John B. Mowell                           27,543 (4)             *
John E. Pippin                          223,207 (4)           2.9%
Don T. Scartz                            49,728 (4)             *
Thomas E. Sharon                        165,950 (4)           2.1%
William S. Jacobs                        17,501 (4)             *
Neilson A. Mackay                         2,336                 *
Jeffrey A. Leddy                         22,774 (4)             *

All directors and executive officers
as a group (11 persons)                 534,711               6.9%

* Percentage of shares beneficially owned does not exceed 1%


    (1) Kopp Investment Advisors, Inc. has advised that it exercises investment discretion as to 1,113,300 shares, but does not vote the shares nor is it the owner of record.

    (2) David A. Rocker has advised that the shares to which he is deemed to have beneficial ownership are owned by Rocker Partners, L. P., a New York limited partnership (728,496 shares) and Compass Holdings, Ltd., a corporation organized under the Business Companies Ordinance of the British Virgin Islands (81,956 shares).

    (3) Dimensional Fund Advisors, Inc. (Dimensional) has advised that the shares of which it is deemed to have beneficial ownership are held in the portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans; Dimensional serves as investment manager to all of these entities. Dimensional disclaims beneficial ownership of all such shares.

    (4) Includes shares that are subject to currently exercisable options in the amounts of 2,000 for Mr. Iorillo, 10,456 for Mr. Lassiter, 2,000 for Mr. Levergood, 10,456 for Mr. Mowell, 94,975 for Dr. Pippin, 37,000 for Mr. Scartz, 118,591 for Dr. Sharon, 5,000 for
Mr. Jacobs, and 17,575  for Mr. Leddy.   For Mr. Mowell, Dr. Pippin
and Mr. Jacobs, these totals also include 5,000, 42,593 and 7,400 shares, respectively, as to which each person shares voting and investment power with family members but disclaims beneficial interest.


    The following table sets forth certain information as of March 8, 1996, concerning shares of the common stock of the Company's 81%-owned subsidiary, LXE Inc., beneficially owned by the Company's directors and named officers. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.

                       LXE Inc. Common Stock


                                      Amount of           Approximate
                                      Beneficial           Percent of
                                      Ownership              Class

Anthony J. Iorillo                       -                    *
Jerry H. Lassiter                        -                    *
John H. Levergood                        -                    *
John B. Mowell                         26,900 (1)             *
John E. Pippin                        114,210 (1)           2.0%
Don T. Scartz                           4,092 (1)             *
Thomas E. Sharon                       48,219 (1)             *
William S. Jacobs                       7,000 (1)             *
Neilson A. Mackay                        -                    *
Jeffrey A. Leddy                         -                     *

All directors and executive
  officers as a group
  (11 persons)                       200,421 (1)            3.5%

* Percentage does not exceed 1%

    (1) Includes shares that are subject to currently exercisable options in the amounts of 15,900 for Mr. Mowell, 95,400 for Dr. Pippin, 40,893 for Dr. Sharon, 2,000 for Mr. Scartz, and 5,000 for Mr. Jacobs. The total for Mr. Mowell also includes 1,000 shares, and for Mr. Jacobs 300 shares, as to which each shares voting and investment power with a family member, but disclaims beneficial interest.










            EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table discloses, for the years ended December 31, 1995, 1994 and 1993, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officer and to each of the four most highly compensated other executive officers whose combined salary and bonus compensation for 1995 exceeded $100,000.

                                       Summary Compensation Table

                                                          Long-Term Compensation       All Other
                            Annual Compensation                  Awards           Compensation (1)
                                                                      Securities
                                                                      Underlying
Name and                                                Restricted   Options/SAR's
Principal Position     Year    Salary    Bonus   Other     Stock     (No. of Shares)

Thomas E. Sharon       1995  $228,082  $  -0-    $ -0-   $  -0-          12,000         $21,412
President, Chief       1994   185,589   100,000    -0-    24,969            -0-          20,367
Executive Officer      1993   173,579    30,000    -0-      -0-           7,500          19,920
(from July 1994)
and Director

Don T. Scartz          1995   146,931     -0-      -0-      -0-           7,000          26,801
Senior Vice Presi-     1994   132,505    60,000    -0-    14,981            -0-          23,906
dent and Chief         1993   124,697    20,000    -0-      -0-           5,000          21,982
Financial Officer,
Treasurer

William S. Jacobs      1995   139,160     -0-      -0-      -0-           4,000          26,269
Vice President,        1994   133,803    30,000    -0-     9,988            -0-          23,621
General Counsel and    1993   130,065    15,000    -0-      -0-           4,000          16,427
Secretary

Neilson A. Mackay      1995   130,548    15,000    -0-      -0-             -0-           5,673
President, CAL         1994   119,971    22,500    -0-     7,461          2,500           7,034
Corporation            1993   103,227    20,000    -0-      -0-          20,000             -0-

Jeffrey A. Leddy       1995   111,931    28,000    -0-      -0-             -0-           5,466
President, EMS         1994    98,095    37,500    -0-    12,455          5,000           4,413
Technologies, Inc.     1993    90,922    20,000    -0-      -0-           4,000           3,734

See Footnotes to Summary Compensation Table.




Footnotes to Summary Compensation Table:

(1) For 1995, includes in the case of Dr. Sharon, $2,310 in matching contributions under the 401(k) plan, $8,118 in benefits associated with a split-dollar life insurance arrangement, and $10,984 under the defined contribution retirement plan; in the case of Mr. Scartz, $2,939 in matching contributions under the 401(k) plan and Employee Stock Purchase Plan, $9,753 under split-dollar insurance arrangements, and $14,109 under the defined contribution retirement plan; in the case of Mr. Jacobs, $3,826 in matching contributions under the 401(k) and stock purchase plans, $12,236 under split-dollar insurance arrangements, and $10,207 under the defined contribution retirement plan; in the case of Dr. Mackay, $2,572 in matching contributions under the stock purchase plan and $3,101 under the separate defined contribution retirement plan maintained by CAL Corporation; and in the case of Mr. Leddy, $1,679 in matching contributions under the 401(k) plan and $3,787 under the defined
contribution retirement plan.    In each case, the split-dollar
insurance arrangement benefit is the sum of (i) the premiums paid by the Company attributable to the term insurance portion of the policy, plus (ii) the implicit value of the balance of the premium, treating such balance as an interest-free loan to the scheduled termination date of the arrangement, based on interest
and discount rates of 8%.   The defined contribution retirement
plan was first implemented in 1993; prior to 1993, retirement benefits accrued under a defined benefit plan that has been terminated.

(2) Does not include personal benefits that do not exceed the applicable reporting threshold for any officer.

(3) Represents the value, based on an $11.75 market price on the date of award, of 2,125 shares awarded in January 1995 to Dr. Sharon, 1,275 shares to Mr. Scartz, 850 shares to Mr. Jacobs, 635 shares to Dr. Mackay and 1,060 shares to Mr. Leddy. None of the named executive officers holds any other shares of restricted stock. The shares of restricted stock vested one year after the
award date, subject to continued service for such year.   Any
dividends paid on shares of restricted stock would be subject to the same restrictions as the shares.

Option Exercises During Last Fiscal Year and Year-End Option
Values

    The following chart sets forth certain information with respect to the named executives concerning the exercise in 1995 of options in the Company's common stock, and unexercised options in the Company's stock held as of December 31, 1995:







                                               Number of Shares Under-       Value of Unexercised
                       Year Ended            lying Unexercised Options     In-the-Money Options at
                   December 31, 1995         Held at December 31, 1995         December 31, 1995
                 Shares Acquired   Value
Name               on Exercise    Realized    Exercisable   Unexercisable   Exercisable  Unexercisable

Thomas E. Sharon      75,551     $542,162        118,591         19,500     $465,748         34,688
Don T. Scartz          4,000       43,000         37,000         12,000      187,750         23,125
William S. Jacobs        -0-          -0-          5,000          8,000       12,500         18,500
Neilson A. Mackay        -0-          -0-            -0-         22,500          -0-         99,375
Jeffrey A. Leddy       4,470       40,658         17,575         17,000       84,391         78,250


          The following chart sets forth certain information with respect to the named executives concerning the exercise in 1995 of options in LXE Inc., the Company's 81%-owned subsidiary, and unexercised LXE options held as of December 31, 1995:

                         Year Ended              Number of Shares Under-       Value of Unexercised
                     December 31, 1995          lying LXE Options Held at  In-the-Money LXE Options at
                   LXE Shares                      December 31, 1995            December 31, 1995
                   Acquired        Value
     Name         on Exercise    Realized      Exercisable  Unexercisable   Exercisable  Unexercisable

Thomas Sharon           -0-         $-0-          40,893            -0-       $118,312          -0-
Don T. Scartz           -0-          -0-           2,000         19,875          -0-         53,961
William S. Jacobs       -0-          -0-           5,000            -0-          -0-            -0-







Option Grants During the Last Fiscal Year

    The following named executives were granted options in the Company's stock during 1995:

                          Number of        Percentage of
                           Shares          Total Options     Exercise
                         Underlying         Granted to         0r
                          Options          Employees in     Base Price   Expiration     Grant Date
                          Granted          Fiscal 1995       Per Share      Date       Present Value*

Thomas E. Sharon           12,000             17.4%           $11.75      1/27/01        $47,880
Don T. Scartz               7,000             10.1             11.75      1/27/01         27,930
William S. Jacobs           4,000              5.8             11.75      1/27/01         15,960

* Based upon the Black-Scholes option pricing model, assuming 0.44 expected volatility, a 4.9% risk-free rate of return, no dividend yield, and three years to time of exercise.


No option grants in LXE's stock were made during 1995 to the named executives.





Employment Agreement

    The Company has an employment agreement with Dr. Sharon for services as an executive officer. This agreement originally would have expired on December 31, 1993, but during 1992 was extended to December 31, 1996, and in 1994 was further extended
to December 31, 1998.   The specified minimum annual salary, as
amended in 1994, is $200,000.   In addition, Dr. Sharon is
entitled to bonuses in amounts determined by the Board of Directors. In the event of disability, the salary would be continued at 100% less the amount of any other Company-sponsored disability benefits. In the event of death, 50% of the salary amount would be paid to Dr. Sharon's estate for the remainder of the contract term. In the event of a change in control of the Company after which Dr. Sharon resigned or his employment was terminated other than for cause or breach of the agreement, or due to death or disability, the Company would be obligated to pay to Dr. Sharon an amount determined by obtaining the product of
(a) the greater of (i) his aggregate taxable compensation for the calendar year preceding the calendar year in which his employment expires, or (ii) his annualized salary for the calendar year in which his employment expires plus the greater of his aggregate bonus paid during either such year or the prior calendar year, and (b) the period expressed in years from the date his employment expires to the latest to occur of (i) December 31, 1998, (ii) the latest extension, if any, of the expiration date of his term of employment, or (iii) the third anniversary of the date on which the change of control occurs, which product shall be discounted to present value. However, the amount payable to Dr. Sharon in connection with a change in control may not exceed the maximum amount that the Company would be entitled to deduct as compensation expense for federal income tax purposes.



Compensation Committee Report
on Executive Compensation

    The Compensation Committee of the Board of Directors has furnished the following report with respect to certain aspects of executive compensation:

       The Compensation Committee believes it is important to adopt compensation policies that attract and retain experienced and well-qualified executive officers, and that provide significant incentives for financial and business achievements that benefit the Company's shareholders. As a result, the Compensation Committee seeks to maintain the salary component of each officer's compensation at a moderate level, provides bonuses based heavily on financial performance, and also provides stock options whose value depends on appreciation in the market value of the Company's common stock. The Committee has not employed any formulas that tie executive compensation to specific performance measures in a pre-determined manner. In exercising its judgment on compensation matters, and in seeking to adhere to the foregoing guidelines, the Committee considers, but does not use in any pre-determined manner, information provided through the American Electronics Association annual compensation survey, particularly data for electronics companies having revenues
similar to those of the Company.   Members of the Committee also
familiarize themselves with, but do not use on any specific quantitative basis, published information about compensation policies and practices of other companies believed to have product, size and/or geographic characteristics similar to those of the Company.

       As reflected in the Summary Compensation Table, the bonus compensation paid to executive officers is highly affected by the Committee's evaluation of annual financial performance, primarily the level of and changes in earnings, as measured both absolutely and against beginning-of-the-year internal targets. During
1993, earnings per share doubled, but the level of earnings was adversely affected by a 90% decline in earnings per share at the LXE subsidiary. Based on these results, and on evaluations of each officer's individual contributions during the year, the Committee awarded bonuses to executive officers other than the CEO and the then-President of LXE; in the Committee's view, these
bonuses were moderate in amount.   In 1994, the Company achieved
strong improvements in profitability; in addition, the Committee believed that management achieved significant progress in defining and implementing strategies to broaden the Company's overall opportunities in commercial wireless communications markets. Based on these considerations, the Committee awarded increased bonuses for 1994; however, to encourage stock ownership by the executive officers, and to help align their interests with those of the shareholders, a portion of each bonus was in the form of shares of the Company's common stock that required a year of further service before they could be sold by
the officer.   For 1995, the Company's earnings declined by 55%
due to losses incurred at LXE, and the Committee concluded that no bonuses should be paid to executive officers, except for the bonuses to Mr. Leddy, based on improved performance during the year at the EMS Technologies subsidiary, and to Dr. Mackay, based on his effective handling during the year of various issues confronting the CAL Corporation subsidiary.

       In determining salary levels and bonuses for individual officers, the Committee considers each officer's performance of his responsibilities and contributions to the Company's results. As to officers other than the Chief Executive Officer, the Committee relies heavily in this regard on the CEO's evaluations.

       In addition to salary and annual bonuses, the Company has from time to time granted stock options to the CEO and other executive officers, in order to provide long-term incentive compensation directly linked to growth in shareholder value. The CEO and other named executive officers currently hold options as indicated in the option table appearing above. Based on these existing holdings, during 1995 the Committee granted the option amounts also indicated in the above tables. The Committee had not granted any options to executive officers during 1994, except for options to subsidiary presidents, including Dr. Mackay and Mr. Leddy, granted in conjunction with a general grant to approximately 100 senior employees other than parent company officers.

       In connection with Dr. Sharon's selection as CEO in 1994, the Committee reviewed his performance over the years as he had assumed increasingly responsible roles, including service as President and Chief Operating Officer since 1987, and also reviewed his role in formulating the Company's current business strategy. At that time, the Committee concluded that Dr. Sharon's salary compensation should be increased to reflect his additional responsibilities as CEO, and did so by approximately 15%, to $200,000 per year, which was below the midpoint for CEO's of similar-sized companies included in the American Electronics Association's Survey. In the spring of 1995, based on the Committee's favorable evaluation of Dr. Sharon's contributions and development as CEO, on his continuing progress in defining and pursuing long-term strategies to broaden the Company's markets, and on the positive financial results achieved in 1994, Dr. Sharon's salary compensation was further increased to the level of $225,000 per year, which remained below the midpoint for CEO's of similar-sized companies included in the American Electronics Association's 1994 survey.

       Bonuses for Dr. Sharon are not based on any quantitative formula. As discussed above, the Committee concluded that increased bonuses were appropriate in 1994 for all executive officers, and sought to award bonuses to each of the officers, including Dr. Sharon, that were appropriate for their relative positions and perceived contributions and levels of responsibility. With respect to Dr. Sharon, his bonus reflected the Committee's favorable evaluation of his performance in continuing to define and redirect the Company's business strategy, both in his role as CEO of the Company and as CEO and President of the LXE subsidiary, whose former President had
resigned during the year.   For 1995, the Committee acknowledged
that Dr. Sharon had significant achievements during the year, particularly including continued development and implementation of product, marketing and organizational strategies to achieve growing participation in commercial wireless communications markets; selection and employment of a new LXE President with long-term experience in commercial markets for wireless communications products; and initiation of product development and marketing programs to address product transition problems that LXE has periodically encountered in recent years. However, in view of the Company's disappointing financial performance during 1995, the Committee chose to not award any bonus compensation to Dr. Sharon for that year.

       Submitted by the members of the Compensation Committee:

                                      John B. Mowell, Chairman
                                      Anthony J. Iorillo
                                      Jerry B. Lassiter
                                      John H. Levergood





Shareholder Return

     The annual changes for the five-year period shown in the following graph are based on the assumption that $100 had been invested in the common stock of Electromagnetic Sciences, Inc.
and each index on December 31, 1990.

        Comparison of Five-Year Cumulative Total Return
       Electromagnetic Sciences, Inc. Common Stock (ELMG)
   S&P Composite-500 and S&P High Technology Composite Indices

    Company/Index      Dec90    Dec91     Dec92     Dec93    Dec94    Dec95

S&P 500 Index          100     130.47    140.41    154.56   156.60   215.45
S&P High Tech Comp     100     114.08    118.79    146.13   170.31   245.32
ELMG                   100     207.55    120.75    126.42   183.02   166.04




              COMPLIANCE WITH REPORTING OBLIGATIONS

     Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company's common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company's common stock on Form 3 is due at the time such person becomes subject to the reporting requirement and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. Based on written statements and copies of forms provided to the Company during and for 1995 by persons subject to the reporting requirements, the Company believes that all Forms 3, 4 and 5 required to be filed by such reporting persons during 1995 were filed on a timely basis, except that an option to Dr. Pippin for 10,000 shares was reported for June 1995 when the option became partially exercisable, rather than for January when the option was granted.

                INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick acted as the Company's independent public accountants during the last fiscal year and, it is anticipated, will continue to act as such during the current fiscal year. A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.


                    AVAILABLE INFORMATION

     The Company files Annual Reports on Form 10-K with the
Securities and Exchange Commission.   A copy of the Annual Report
for the fiscal year ended December 31, 1995 (except for exhibits thereto) may be obtained, free of charge, upon written request by any shareholder to Electromagnetic Sciences, Inc., Attn: Don T. Scartz, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for itsexpenses.

Norcross, Georgia
March 22, 1996